Exhibit 10.2
CONSULTING AGREEMENT
Between
GeoVax Labs, Inc. and Donald G. Hildebrand
01 April 2008 through 31 Dec 2009
This CONSULTING AGREEMENT (the “Agreement”) by and between GeoVax Labs, Inc., a Georgia Corporation (“Company”), and DONALD G. HILDEBRAND (“Consultant”; and with the Company, collectively, the “Parties”), is entered into and effective as of: 01 April 2008 (the “Effective Date”).
Therefore, in consideration of the mutual covenants and agreements set forth herein, the Consultant is hereby retained by the Company under the terms of this Agreement, and Consultant accepts being retained as such.
1. a. Consultant shall perform the following duties (“Consultant Duties”): such duties as are customary for someone in that position and duties that may be reasonably assigned from time to time by the President and/or Chairman and/or the Company’s Board of Directors (BOD). Consultant Duties include but are not limited to: overall business, technical and operational guidance to the Company and related corporate functions, business contracts and other activities that may arise from time to time.
1. b. Consultant agrees to continue as Chairman of the Board of Directors at the recommendation of the Board. For services rendered in the capacity of Chairman of the Board, Consultant shall be paid in accordance with the Director Compensation Plan as shall be determined by the Board from time to time.
2. Term of Agreement. The term of this Agreement commences 1 April 2008 and shall end [unless mutually renewed] on 31 December 2009. Other than as described in paragraphs 11 through 13 below, the Company may terminate this Agreement during the Term of this Agreement only upon insolvency of the company, whereas the company no longer has the funds available to honor this contract as indicated by filing for bankruptcy.
3. Consulting Fees.
a.	For the month of April 2008, Consultant shall continue to be paid through the Company’s HR employment agency (Administaff Services, Inc.) at the rate of $11,250 per each semi-monthly pay period. During this period, the Company shall continue to deduct and remit federal, state and FICA tax withholdings as if Consultant were an employee of the Company.

b.	The Company shall compensate Consultant not less than $250 per hour for a minimum of 32 hours per month payable at least monthly, starting 1 May 2008 through 31 December 2008 and not less than $300 per hour for a minimum of 16 hours per month from 1 January 2009 through 31 December 2009.
4. Annual Bonus Potential. An annual fiscal year bonus will be considered and recommended, if appropriate, by the Chairman and/or board of directors and with the approval of the board of directors. The actual amount shall be at the discretion of the board of directors based on Consultant’s and the Company’s performance and achievement.
5. Equity Stock Incentive. No Stock Option incentives or other equity awards are provided.
6. Moving Expenses. N/A
7. Temporary Living Expense. N/A
8. Travel Expenses. The Company shall reimburse Consultant for usual and customary business travel expenses reasonably incurred in the performance of Consultant’s Duties and /or board services, based on receipted expense reports, including mileage compensation in accordance with Internal Revenue Service Guidelines for all business use of personal auto inclusive of travel to and from GeoVax facilities and Consultant’s home/lodging. Food and lodging expenses while performing Duties/services will be provided by the Company. Employee will use best efforts to minimize all travel and travel expenses and use alternative less expensive forms of travel when possible.

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9. Other Business Expenses. N/A
10. Benefits.
a.	Life Insurance Benefits: N/A

b.	Long-Term Disability Insurance: N/A

c.	Medical & Dental: Payment for personal coverage with $4,250 due Jun 08 and $8,500 due Jan 09.

e.	Vacation: N/A

f.	Holidays: N/A

g.	Retirement Plan: N/A
11. Termination Provision.
a.	With Cause. If Consultant is terminated for cause, Consultant’s work will cease and compensation and benefits will terminate immediately (unless otherwise provided by law), and Consultant shall not receive any severance payments.

b.	Without Cause. If Consultant is terminated without cause, Consultant must be given 30 days notice, and his Consulting Fees will continue to be paid for 3 months post-termination.
12. Termination Provision – Voluntary. Consultant/Chairman may voluntarily terminate his consulting arrangement and/or position as Chairman of the Board on 30 day written notice to the Company, and Consultant’s and/or Chairman’s fees and benefits will terminate for those specific services no longer provided on the effective date of termination (unless otherwise provided by law), and Consultant shall not receive any severance payments.
13. Termination – Death. If Consultant should die during the contractual period, monthly minimum fee payments described above will continue for 3 additional months to the estate of Consultant as if Consultant had performed such consulting services.
14. Record Keeping and Payment. Consultant shall keep and file with the Company an expense report for all business expenses for which Consultant seeks reimbursement, and Consultant shall be reimbursed for such documented business expenses, as approved by the company’s Chief Financial Officer, within thirty (30) days of submitting a request for reimbursement.
15. Restrictive Covenants. Consultant acknowledges that the restrictions contained herein are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon his right to work or earn a living after his consulting arrangement with the Company ends. The restrictions imposed herein shall apply during Consultant’s contract period with the Company and, except for the longer period specified below for the protection of Trade Secrets, thereafter for a period of two (2) years after the termination of the consulting arrangement for any reason (the “Restricted Period”).
a.	Trade Secrets and Confidential Information. Consultant represents and warrants that:
(1)	He is not subject to any agreement that would prevent him from performing the Consultant Duties for the Company or otherwise complying with this Agreement, and

(2)	He is not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

(3)	Consultant agrees that he will not:
a)	Use, disclose, or reverse engineer the Trade Secrets or the Confidential Information (as defined below), except as authorized by the Company; nor

b)	During his consulting contract period with the Company, use, disclose, or reverse engineer (i) any confidential information or trade secrets of any former employer or third party, or (ii) any works of authorship developed in whole or in part by him during any former employment or for any other party, unless authorized in writing by the former employer or third party; nor

c)	Upon his resignation or termination retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in his possession or control, nor destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s consent. Notwithstanding the above, such information may be disclosed to authorized representatives of the US government in federal grant applications and

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to third parties in connection with licensing, financing and other commercial agreements, in each case to the extent the failure to provide such information would materially prejudice the Company’s ability to secure the grant or enter into the desired commercial relationship, and provided that in each case Consultant uses his best efforts to cause the person(s) receiving such information to protect its confidentiality and limit its use, including securing a written confidentiality agreement where possible.
(4)	The obligations under this subsection 15.a shall:
a)	With regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and

b)	With regard to the Confidential Information, remain in effect during the Restricted Period.
b.	“Confidential Information” means information of the Company, to the extent not considered a Trade Secret under applicable law, that
(1)	Relates to the business of the Company,

(2)	Possesses an element of value to the Company,

(3)	Is not generally known to the Company’s competitors, and

(4)	Would damage the Company if disclosed.
Confidential Information includes, but is not limited to,
(1)	Future business plans,

(2)	The composition, description, schematic or design of products, future products or equipment of the Company,

(3)	Communication systems, audio systems, system designs and related documentation,

(4)	Advertising or marketing plans,

(5)	Information regarding independent contractors, employees, clients and customers of the Company, and

(6)	Information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or otherwise enters the public domain through lawful means.
c.	Trade Secrets means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

d.	Non-Solicitation of Customers and Business Partners. During the Restricted Period, Consultant will not solicit any customer of the Company, or any for-profit or not-for-profit enterprise in a commercial or research relationship with the Company, on his own behalf or on behalf of any other person or entity, for the purpose of providing any goods or services competitive with the business of the Company as described in the Company’s Business Plan or thereafter (the “Business”), or for the purpose of diverting the benefits of any such relationship away from the Company. The restrictions set forth in this Section apply only to the customers and enterprises with whom Consultant had interaction
(1)	In an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and

(2)	Which occurs during the last year of Consultant’s consulting arrangements with the Company (or during his consulting period if such period is for less than a year)
e.	Non-Recruitment of Employees. During the Restricted Period, Consultant will not, directly or indirectly, solicit, recruit or induce any employee of the Company or any affiliate of the Company

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either to terminate his or her employment relationship with the Company, or work for any other person or entity engaged in a business like the Business.
16. Work Product. Consultant Duties may include creation of inventions in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product (as defined below) shall constitute work made for hire. If:
a.	Any of the Work Product may not be considered work made for hire, or

b.	Ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Consultant assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assigns, all future Work Product to the Company. The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, Consultant will perform, during or after his employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to:
(1)	Executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”),

(2)	Explaining the nature of the Work Product to persons designated by the Company,

(3)	Reviewing Applications and other related papers, or

(4)	Providing any other assistance reasonably required for the orderly prosecution of Applications. Consultant will provide the Company with a written description of any Work Product in which he is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.
c.	“Work Product” means:
(1)	Any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, and artistic works, and

(2)	Any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Consultant while retained by the Company and that either
a)	Is created within the scope of his consulting arrangement,

b)	Is based on, results from, or is suggested by any work performed within the scope of his consulting arrangement,

c)	Is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing,

d)	Has been or will be paid for by the Company, or

e)	Was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment
17. Arbitration.
a.	Any controversy, claim or dispute arising from, out of or relating to this Agreement, or any breach thereof, including but not limited to any dispute concerning the scope of this arbitration clause, claims based in tort or contract, claims for discrimination under federal, state or local law, and/ or claims for violation of any federal, state or local law (any such controversy, claim or dispute being referred to herein as a “Claim”) shall be resolved in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Such arbitration shall take place in Atlanta, Georgia. The arbitrator’s award shall be final and binding upon both parties.

b.	A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when an institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and shall have the right to subpoena witnesses and documents for the arbitration hearing. The arbitrator shall be experienced in

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employment arbitration and licensed to practice law in the state of Georgia. The arbitrator shall have the authority to hear and grant a motion to dismiss and/ or motion for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure.

c.	Except as otherwise awarded by the arbitrator, each party shall pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with presenting its Claim or defense. To the extent permitted by law, the prevailing party shall be entitled to receive, in addition to all other relief, payment of all expenses of litigation and arbitration, including attorney’s fees.

d.	The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ Mark W. Reynolds /s/ John N. Spencer	/s/ Donald G. Hildebrand

For the Company	Consultant
18. Miscellaneous. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be amended or modified except in writing signed by both Parties. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, consolidation, or sale of a majority of the Company’s assets. Consultant shall not have the right to assign Consultant’s rights or obligations under this Agreement, except as permitted under the laws of descent and distribution. The laws of the State of Georgia shall govern this Agreement.
The Parties hereto have executed this Agreement as of the day and year first written below.

GEOVAX LABS, INC

Name:	Mark W. Reynolds / CFO & Secretary

Signature:	/s/ Mark W. Reynolds

Date:	March 20, 2008

Name:	John N. Spencer / Director — Chairman, BOD Compensation Committee

Signature:	/s/ John N. Spencer

Date:	March 20, 2008

CONSULTANT

Name:	Donald G. Hildebrand

Signature:	/s/ Donald G. Hilebrand

Date:	March 20, 2008

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